ACCOUNTING SERVICES AGREEMENT

       THIS AGREEMENT is made and entered into this 31st day of March, 2003, by and between the Berkshire Funds (the "Trust"), a Delaware business trust having its principal place of business at 475 Milan Drive, Suite #103, San Jose, CA 95134, and Mutual Shareholder Services, LLC, a Delaware Limited Liability Company ("MSS").

                                     RECITALS:

       A. The Trust is an open-end management investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 Act"); and

       B. MSS is a corporation experienced in providing accounting services to mutual funds and possesses facilities sufficient to provide such services; and

       C. The Trust desires to avail itself of the experience, assistance and facilities of MSS and to have MSS perform the Trust certain services approp-riate to the operations of the Trust, and MSS is willing to furnish such services in accordance with the terms hereinafter set forth.

                                    AGREEMENTS:

       NOW, THEREFORE, in consideration of the mutual covenants herein con-tained, the parties hereby agree as follows:

       1.    DUTIES OF MSS.

       MSS will provide the Trust with the necessary office space, communica-tion facilities and personnel to perform the following services for the Trust:

             (a) Timely calculate and transmit to NASDAQ the daily net asset value of each class of shares of each portfolio of the Trust, and comm-unicate such value to the Trust and its transfer agent;

             (b) Maintain and keep current all books and records of the Trust as required by Rule 31a-1 under the 1940 Act, as such rule or any successor rule may be amended from time to time ("Rule 31a-1"), that are applicable to the fulfillment of MSS's duties hereunder, as well as any other documents necessary or advisable for compliance with app-licable regulations as may be mutually agreed to between the Trust and MSS. Without limiting the generality of the foregoing, MSS will prepare and maintain the following records upon receipt of information in proper form from the Trust or its authorized agents:

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               *  Cash receipts journal
               *  Cash disbursements journal
               *  Dividend record
               *  Purchase and sales - portfolio securities journals
               *  Subscription and redemption journals
               *  Security ledgers
               *  Broker ledger
               *  General ledger
               *  Daily expense accruals
               *  Daily income accruals
               *  Securities and monies borrowed or loaned and collateral
               *  Foreign currency journals
               *  Trial balances

             (c) Provide the Trust and its investment adviser with daily portfolio valuation, net asset value calculation and other standard operational reports as requested from time to time.

             (d) Provide all raw data available from its fund accounting system for the preparation by the Trust or its investment advisor of the following:

               1. Semi-annual and annual financial statements;
               2. Semi-annual forms N-SAR;
               3. Annual tax returns;
               4. Financial data necessary to update form N-1A;
               5. Annual proxy statement.

             (e)  Notwithstanding paragraph 1 (d), prepare the following:

               1. Semi-annual and annual financial statements;
               2. Semi-annual forms N-SAR;

             (f)  Edgarize and file with the SEC the following:

               1. Semi-annual and annual financial statements;
               2. Semi-annual forms N-SAR;
               3. N-1A and other necessary filings.

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             (g)  Provide  facilities  to  accommodate  annual  audit  and any audits or examinations conducted by the Securities and Exchange Commission or any other governmental or quasi-governmental entities with jurisdiction.

MSS shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no author-ity to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

       2.    FEES AND EXPENSES.

             (a) In consideration of the services to be performed by MSS pur-suant to this Agreement, the Trust agrees to pay MSS the fees set forth in the fee schedule attached hereto as Exhibit A.

             (b) In addition to the fees paid under paragraph (a) above, the Trust agrees to reimburse MSS for out-of-pocket expenses or advances incurred by MSS in connection with the performance of its obligations under this Agreement. In addition, any other expenses incurred by MSS at the request or with the consent of the Trust will be reimbursed by the Trust.

             (c) The Trust agrees to pay all fees and reimbursable expenses within five days following the receipt of the respective billing notice.

       3.    LIMITATION OF LIABILITY OF MSS.

             (a) MSS shall be held to the exercise of reasonable care in carrying out the provisions of the Agreement, but shall not be liable to the Trust for any action taken or omitted by it in good faith without negligence, bad faith, willful misconduct or reckless disregard of its duties hereunder. It shall be entitled to rely upon and may act upon the accounting records and reports generated by the Trust, advice of the Trust, or of counsel for the Trust and upon statements of the Trust's independent accountants, and shall not be liable for any action reasonably taken or omitted pursuant to such records and reports or advice, provided that such action is not, to the knowledge of MSS, in violation of applicable federal or state laws or regulations, and provided further that such action is taken without negligence, bad faith, willful misconduct or reckless disregard of its duties.

             (b) Nothing herein contained shall be construed to protect MSS against any liability to the Trust to which MSS shall otherwise be subject by reason of willful misfeasance, bad faith, negligence in the performance of its duties to the Trust, reckless disregard of its obli-gations and duties under this Agreement or the willful violation of any applicable law.

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             (c)  Except  as  may  otherwise  be  provided  by applicable law, neither MSS nor its stockholders, officers, directors, employees or agents shall be subject to, and the Trust shall indemnify and hold such persons harmless from and against, any liability for and any damages, expenses or losses incurred by reason of the inaccuracy of information furnished to MSS by the Trust or its authorized agents.

       4.    REPORTS.

             (a) The Trust shall provide to MSS on a quarterly basis a report of a duly authorized officer of the Trust representing that all infor-mation furnished to MSS during the preceding quarter was true, complete and correct in all material respects. MSS shall not be responsible for the accuracy of any information furnished to it by the Trust or its authorized agents, and the Trust shall hold MSS harmless in regard to any liability incurred by reason of the inaccuracy of such information.

             (b) Whenever, in the course of performing its duties under this Agreement, MSS determines, on the basis of information supplied to MSS by the Trust or its authorized agents, that a violation of applicable law has occurred or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, would occur, MSS shall promptly notify the Trust and its counsel of such violation.

       5.    ACTIVITIES OF MSS.

       The services of MSS under this Agreement are not to be deemed ex-clusive, and MSS shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

       6.    ACCOUNTS AND RECORDS.

       The accounts and records maintained by MSS shall be the property of the Trust, and shall be surrendered to the Trust promptly upon request by the Trust in the form in which such accounts and records have been maintained or preserved. MSS agrees to maintain a back-up set of accounts and records of the Trust (which back-up set shall be updated on at least a weekly basis) at a location other than that where the original accounts and records are stored. MSS shall assist the Trust's independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust's accounts and records. MSS shall preserve the accounts and records as they are required to be maintained and preserved by Rule 31a-1.

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       7.    CONFIDENTIALITY.

       MSS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all other information germane thereto, as confidential and not to be disclosed to any person except as may be authorized by the Trust.

       8.    TERM OF AGREEMENT.

             (a) This Agreement shall become effective as of the date hereof and shall remain in force for a period of three years; provided, however, that each party to this Agreement have the option to terminate the Agreement, without penalty, upon 90 days prior written notice.

             (b) Should the Trust exercise its right to terminate, all out-of-pocket expenses associated with the movements of records and material will be borne by the Trust. Additionally, MSS reserves the right to charge for any other reasonable expenses associated with such termination.

       9.    MISCELLANEOUS.

             (a) Neither this Agreement nor any rights or obligations here-under may be assigned by either party without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

             (b) The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Ohio as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of Ohio, or any of the pro-visions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

             (c) This Agreement may be amended by the parties hereto only if such amendment is in writing and signed by both parties.

             (d) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

             (e) All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):


To the Trust:                       To MSS:

The Berkshire Funds                 Mutual Shareholder Services, LLC
475 Milan Drive                     8869 Brecksville Road
Suite #103                          Suite C
San Jose, CA 95134                  Brecksville, OH  44141

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


The Berkshire Funds                 Mutual Shareholder Services, LLC
By: /s/ Malcolm R. Fobes III        By: /s/ Gregory B. Getts
Its: President                      Its: President


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                                   EXHIBIT A

If the average value of the Fund
is between the following:           Annual Fee

$0 to $25,000,000                     $21,000

$25,000,000 to $100,000,000           $30,000

$100,000,000 to $300,000,000          $30,000 plus .01% on assets
                                      greater than $100,000,000

$300,000,000 and above                $50,000 plus .005% on assets
                                      greater than $300,000,000

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